Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

This Agreement is made April 01, 2011 by and between Boyd Research, Inc. (referred to as "LICENSOR"), a company organized and existing under the laws of California and having a principal place of business of at 7060 Via del Charro, Rancho Sante Fe, CA 92067 and Therapeutic Solutions International Inc. ("LICENSEE"), a corporation organized and existing under the laws of Nevada and having a principal place of business at 4093 Oceanside Blvd. Suite B, Oceanside, CA 92056.

WHEREAS:

A. LICENSOR is the sole owner of all right, title, and interest in and to certain inventions, technology, know-how, patents and patent applications (see Exhibit A), relating to the Nociceptive Trigeminal Inhibition Tension Suppression System (NTI-tss) (the "Product"), and LICENSOR has all legal right, title and interest to grant the rights transferred under this Agreement.

B. LICENSEE is desirous of acquiring from LICENSOR all exclusive worldwide rights title and interest to practice and utilize the aforesaid inventions, technology, know-how, patents and patent applications, including manufacturing and marketing the Product based upon the terms hereof;

C. LICENSOR is willing to grant all such exclusive rights upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

a. The term "TECHNOLOGY," as used in this Agreement, shall mean all knowhow, technical data, or other information of any kind regarding the design, manufacture, operation, use, or sale of any Product or other device for use in any field incorporating or based on United States Patent No. 6,666,212, foreign counterparts of this patent, or of the applications leading to such patents, and any other patents now or hereafter owned or controlled by LICENSOR which would be infringed by LICENSEE in exercising its rights and license notwithstanding this Agreement, or based on any products currently sold by LICENSOR, and any modification or improvements thereto made by LICENSOR or LICENSEE.

b. The terms "PRODUCT" and "PRODUCTS," as used in this Agreement, shall mean any and all items produced, used, and/or sold or otherwise commercialized by LICENSEE resulting from the use of any portion of the TECHNOLOGY or based on any portion of the TECHNOLOGY, and includes at least all products listed in LICENSOR's existing product list.

c. The term "NEW PRODUCTS," as used in this Agreement, shall mean any of the PRODUCTS that are not listed in LICENSOR's existing product list.

d. The term TERRITORY, as used in this Agreement shall mean the entire world.

2. GRANT OF TECHNOLOGY RIGHTS

a. Subject to the other terms and conditions set forth herein, LICENSOR hereby grants to LICENSEE an exclusive worldwide right and license to use, sell, manufacture, and otherwise to commercialize the TECHNOLOGY and/or PRODUCTS in all fields of use.

b. LICENSEE may file for additional patents or intellectual property rights on behalf of LICENSOR and in LICENSOR's name at its own expense in any country it so desires. LICENSEE will, where feasible in the reasonable judgment of LICENSEE, file for new patents for the use of the technology in all countries where any patents for the TECHNOLOGY have been previously granted or applied for.

c. Notwithstanding anything to the contrary, all rights to the patents or intellectual property rights now existing or to be obtained in the future, which are based on the TECHNOLOGY or PRODUCTS shall be the sole property of LICENSOR.

d. Within twenty (20) business days after the date of this Agreement LICENSOR shall disclose to LICENSEE any and all technical information and know-how then within the knowledge or possession of LICENSOR which was not already disclosed to LICENSEE and which would be helpful to LICENSEE in the manufacture, use or sale of the PRODUCT or in otherwise exploiting the subject matter of this Agreement. This disclosure shall take place at LICENSOR's offices.

3. WARRANTIES AND REPRESENTATIONS OF LICENSOR

a. LICENSOR warrants and represents that to the best of its knowledge it owns or has an exclusive right to the TECHNOLOGY and intellectual property rights listed in Exhibits A and B and that it is free to enter into this Agreement and that it has no knowledge of any suit, action, or claim instituted or threatened by a third party against any of these intellectual property rights.

b. LICENSOR represents, warrants, and covenants that it has not, and during the term of this Agreement will not, grant any other license for sale, use or manufacturing of the PRODUCTS in the TERRITORY.

c. LICENSOR agrees at its expense, to hold LICENSEE harmless from any liability that results from any breach by LICENSOR of these representations and warranties, including reasonable costs and attorney fees.

4. PAYMENTS AND OBLIGATIONS

a. LICENSEE agrees to pay all future costs for development, manufacturing, annuities, and all other future fees and costs in connection with patents issued or applications pending at the date of the execution of this Agreement, or any other future costs associated with PRODUCTS and all TECHNOLOGY. During the term of this Agreement, LICENSEE shall reimburse LICENSOR fully for any reasonable costs it incurs relative to the PRODUCTS or the TECHNOLOGY. Such costs of LICENSOR shall be billed to LICENSEE quarterly and paid to LICENSOR by LICENSEE within 90 days.

b. LICENSEE shall pay an inception fee to LICENSOR of three million dollars ($3,000,000.00) due and payable thirteen (13) months from the effective date of this Agreement (i.e. May 1,2012, the "Maturity Date"). The LICENSOR may at his option, on or before the Maturity Date, choose to convert any or all of the inception fee into common shares of the Company at a strike price of fifteen cents ($0.15) per share by giving written notice to the Company.

c. LICENSEE agrees to pay to LICENSOR a royalty fee of thirty percent (30%) of net revenues of sales for the first year and, as long as LICENSEE pays the inception fee by the Maturity Date, the royalty fee will be six percent (6%) for every year thereafter based upon revenues of net sales. If the LICENSEE fails to pay the inception fee by the Maturity Date, then the royalty due and payable to LICENSEE by LICENSOR shall remain thirty percent (30%) until the inception fee is paid or the outstanding amount due is converted in common shares by the LICENSOR per Section b above.

c. LICENSEE covenants that it will, in good faith commit itself to a thorough vigorous, and diligent program of exploiting the PRODUCTS hereof in accordance with the best business customs of the applicable industry or industries, so that full utilization of the PRODUCTS will result. As evidence hereof, LICENSEE agrees to pay to LICENSOR minimum guaranteed Royalties equal to thirty percent (30%)  of net monthly sales by LICENSEE from the use and sale of the PRODUCTS for the first year this Agreement is effective. Thereafter, LICENSEE agrees to pay to LICENSOR minimum guaranteed Royalties equal to ten percent (10%) of the net monthly sales by LICENSEE for the remaining life of the Patents issued and the Patents issuable upon approval of the U.S. Patent and Trademark Office for those Patent Applications submitted by LICENSOR as noted in Exhibit A. The monthly Royalties shall be paid in four equal quarterly installments. No monthly Royalties shall be due and payable by LICENSEE to LICENSOR until the inception fee is completely paid.

d. LICENSEE agrees to proceed as quickly as possible to develop and market the PRODUCTS and TECHNOLOGY as contemplated in this Agreement.

e. LICENSEE may, at its option, develop other NEW PRODUCTS utilizing the TECHNOLOGY and all per unit fees and minimum guarantees herein shall apply to any such PRODUCTS. Because they will utilize the TECHNOLOGY, the rights to all such PRODUCTS shall belong to LICENSOR, except as to such rights as are given to LICENSEE for existing PRODUCTS in this agreement. LICENSEE shall give written notice to LICENSOR whenever it develops such NEW PRODUCTS no later than 30 days prior to the first shipments of such NEW PRODUCTS.

f. LICENSEE agrees that it will pay interest to LICENSOR on any and all amounts that are at any time overdue to LICENSOR at the rate of the legal rate then existing in the State of California from the date when payments are due and payable to the date of receipt of actual payment by LICENSOR.

g. All monies payable hereunder shall be paid in United States Dollars at such location in the United States of America as LICENSOR may from time to time designate; provided that, if and insofar as any payment due and payable in United States Dollars is not at that time permitted by law or by reason of the decision of any competent authority in the country involved, then, in such other event, LICENSEE shall discharge its obligation for payment in such other currency and at such place as may be permitted and agreed to by LICENSOR.

5. RECORDS AND REPORTS

All correspondence to LICENSOR from LICENSEE shall be in English. LICENSEE shall keep proper books of account with reference to their use of the TECHNOLOGY and to all PRODUCTS that it may use or sell. LICENSEE shall provide LICENSOR with a quarterly report reconciled to its monthly Royalty payments. This report shall be in English and in a format acceptable to LICENSOR and LICENSEE. At least annually, LICENSEE shall provide to LICENSOR an annual report summarizing the quarterly reports of all of LICENSEE's manufacturing activities, sales, inventory, and related details of the PRODUCTS or TECHNOLOGY.

In case LICENSOR does not accept the statements of sales performed by LICENSEE and the parties cannot reach an agreement within thirty (30) days after LICENSOR's notification of disagreement, LICENSOR is authorized to have audited by a certified public accountant bound by professional secrecy the documents relevant for computing the fee. This auditor shall have the right to inspect all books and records of LICENSEE directly related to the Product its manufacturing or sale. The auditing costs shall be borne by LICENSOR unless the auditing proves the failure of LICENSEE to provide LICENSOR with correct statement of sales performed. In the latter case LICENSEE shall pay the costs of the auditing if the statement of sales is in error in excess of five percent (5%) of the amounts due to LICENSOR.

6. INFRINGEMENT OF LETTERS PATENTS BY THIRD PARTIES

a. Should LICENSOR or LICENSEE become aware of any infringement or alleged infringement of any LETTERS PATENTS covering any portion of the TECHNOLOGY, that party shall immediately notify the other party in writing of the name and address of alleged infringer, the alleged acts of infringement, and any available evidence of infringement. LICENSOR and LICENSEE agree to work jointly (on a best effort basis) to prevent any infringement and defend the patents upon which the TECHNOLOGY is based. The total expense of all such actions shall be borne equally by LICENSEE on behalf of LICENSOR and all proceeds shall be for LICENSEE.

b. If, at any time during the term of this Agreement, LICENSOR or LICENSEE shall be unable to uphold the validity of any LETTERS PATENTS or other intellectual property rights against any alleged infringer, LICENSEE shall not have a damage claim or a claim for refund or reimbursement against LICENSOR.

c. LICENSEE agrees to defend the existing patents filed by LICENSOR or patents filed by LICENSOR that will be issued in the future to the best of their ability. However, if after a reasonable defense of any such patent the patent in any country is found to be invalid by the competent courts of that country, then LICENSEE shall not have the right to reduce the annual minimum fees due to LICENSOR.

This reduction in the annual minimum fees shall be done on a reasonable pro rata basis as mutually agreed between the parties. Such reduction shall apply to minimum payments due after the date of effectiveness of the final ruling invalidating such patent except that no refunds for past payments shall be due.

7. TERM AND TERMINATION

a. With respect to the rights granted herein, this Agreement shall commence upon the executing hereof and, shall continue for Ten (10) years and then year to year thereafter until terminated according to this Section 7.

b. Upon completion of the ten term of this Agreement LICENSEE has the right to cancel this Agreement with six (6) months prior written notice and shall have no liability for payment of fees or minimum guarantees as described hereinafter such six (6) month period, except as described herein. During said notice period, LICENSOR shall have the right to proceed immediately to pursue product exploitation on its own or to grant to others any rights which are the subject of this Agreement, but both LICENSOR'S own exploitation or the granting of license right to third parties shall only become effective after the date of termination.

c. Notwithstanding the provisions of Section 4g of this Agreement, if any payment to LICENSOR is in arrears for ninety (90) days after the due date, or if LICENSEE materially defaults in performing any of the other terms of this Agreement, and continues in default for a period of thirty (30) days, or if LICENSEE becomes insolvent or enters into an agreement with creditors, or if a receiver is appointed for it, LICENSOR shall have the right to terminate this Agreement by giving written notice to LICENSEE within thirty (30) days after his reasonable discovery of default. Ninety (90) days after such notice, this Agreement, if such default is not cured to LICENSOR's satisfaction, shall automatically terminate.

d. Subsequent to the termination of this Agreement, as provided or in sub-Sections 7a or 7b or 7c hereof, LICENSEE agrees that it will not engage in the use, sale, or other commercialization of the TECHNOLOGY and that it will not sell the PRODUCTS. Notwithstanding the foregoing, LICENSEE may, for up to ninety (90) days after the effective date of such termination, sell all PRODUCTS which may be in inventory and not sold; provided, however, LICENSEE provides any reports and payments required by Section 5 of this Agreement.

e. Upon termination of this Agreement, for any reason, nothing herein shall be construed to release either party of any obligation that matured prior to the effective date of such termination or which may continue beyond such termination, and any unpaid payments under this Agreement shall become immediately due and payable to LICENSOR.

8. TAXES, GOVERNMENTAL APPROVALS AND LIABILITY

a. LICENSEE shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of LICENSEE in connection with the manufacture, use, sale, lease, or other commercialization of the TECHNOLOGY or the PRODUCTS, if done by LICENSEE. LICENSOR is solely responsible for any and all taxes, fees, etc. levied by the authorities because of being the inventor of the patented TECHNOLOGY, because of the receipt of any and all payment by third parties to LICENSOR because of the licensed TECHNOLOGY including but not limited to the fees payable under this Agreement.

b. LICENSEE shall, at its own expense, be responsible for applying for and obtaining any approvals, authorizations, or validations relative to this Agreement under the appropriate national laws or otherwise, including authorization for the remittances hereunder from the appropriate governmental authorities.

c. LICENSEE shall be responsible for all PRODUCT liability and PRODUCT warranty for any PRODUCTS manufactured for or by LICENSEE under this Agreement and shall insure this risk accordingly. LICENSEE further indemnifies LICENSOR for any and all claims brought against LICENSOR of which the cause of action was set by any act of LICENSEE related to any PRODUCTS covered by this Agreement.

9. INDEPENDENCE OF THE PARTIES

a. This Agreement shall not constitute the designation of either party as the representative or agent of the other, nor shall either party by this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other, except as described herein

10. ASSIGNMENT

a. LICENSEE shall not have the right to assign or otherwise transfer this Agreement and the rights acquired by LICENSEE hereunder, without the prior, written consent of LICENSOR which consent shall not be unreasonably withheld.

If such written consent is given, such assignment or transfer shall not be deemed effective unless such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement.

b. LICENSOR shall not have the right to assign or otherwise transfer this Agreement and the rights herein, including rights acquired by LICENSOR herein, to receive payments, to any third party, without the prior written consent of LICENSEE which consent shall not be unreasonably withheld. Such assignment or transfer shall not be deemed effective unless such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement.

c. LICENSEE shall be free to sublicense others to manufacture, use or sell the PRODUCT under the licensed technology but shall first be required to obtain the written consent of LICENSOR prior to assignment; and, remain bound to pay fees as per Section 4 of this Agreement.

11. NOTICES

a. All notices, demands, and other communications under this Agreement shall be deemed to have been duly given and delivered one (1) day after sending, if sent by fax, telegram or telex, and ten days after posting, if sent by registered U.S. Mail, postage prepaid, to the parties at the following locations:

For LICENSOR:

7060 Via del Charro, Rancho Sante Fe, CA 92067

For LICENSEE:

4093 Oceanside Blvd. Ste. B, Oceanside, CA 92056

The parties hereto may give written notice of change of address, and, after such notice has been received, any notice of request shall thereafter be given to such party at the changed address.

12. JURISDICTION; GOVERNING LAW

a. Any dispute, controversy or claim between the parties arising out of or in connection with this Contract (or related or subsequent agreements or amendments thereto), in particular (but not limited) as to its conclusion, existence, validity, interpretation, performance or non-performance, breach, termination the assessment of damages including claims in tort, whether arising before or after the termination of the Contract, shall be referred to and determined by three arbitrators appointed in accordance with the rules of arbitration of the American Arbitration Association in San Diego, California.

b. This agreement shall be governed by, and construed in accordance with, the laws of the State of California, except that the Federal Laws of the United States of America shall apply to questions regarding the validity or infringement or enforceability of United States Federal Patent and Trademark rights relating in any way to this Agreement or the subject matter of this Agreement.

13. ATTORNEY FEES

In the event there is a default under this Agreement and it becomes reasonably necessary for any party to employ the services of any attorney, either to enforce or terminate this Agreement, with or without arbitration, the losing party or parties to the controversy arising out of the default shall pay to the successful party or parties reasonable attorneys fees and, in addition, such costs and expenses as are incurred in enforcing or in terminating this Agreement.

14. IDENTIFICATION OF TECHNOLOGY AND PRODUCTS

a. LICENSEE agrees to mark the following with a patent number, (or United States or foreign patent number) in conformity with the patent laws and practice of the respective country:

1. all PRODUCTS which are made, used, sold, leased, or otherwise disposed of; all packaging of all PRODUCTS, and all brochures, manuals, and documents describing the PRODUCTS which are to be used, sold, or distributed.

b. Unless otherwise directed by LICENSOR, LICENSEE shall state in a manner acceptable to LICENSOR and approved by LICENSOR, in a prominent position on all materials and things specified in sub-Section 14a above, that the TECHNOLOGY is utilized and the PRODUCTS are manufactured and sold by LICENSEE under license from LICENSOR.

15. GENERAL PROVISIONS

a. The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement shall constitute the complete and exclusive statement of the Agreement between them and supersedes all proposals, oral or written, and all other communications between them relating to the TECHNOLOGY and PRODUCTS, including but not limited to the inventions, technology, and know-how, which are the subject matter of this Agreement.

b. No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of the party or parties to be charged.

c. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

d. Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. The failure by any of the parties hereto to enforce any of said provisions, rights, or elections shall not preclude or prejudice other provisions, rights, or elections which it may have under this Agreement. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

e. Time is of the essence in the performance of each and every obligation and covenant imposed by this Agreement.

f. This Agreement shall be binding not only upon the parties hereto, but also upon without limitations thereto, their assignees, successors, heirs, devices, divisions, subsidiaries, officers, directors and employees.

g. There shall be no liability on either party on account of any loss, damage, or delay occasioned or caused by strikes, riots, fires, insurrection or the elements, embargoes, failure of carriers, acts of God or of the public enemy, compliance with any law, regulation or other governmental order, or any other causes beyond the control of either party, whether or not similar to the foregoing.

h. Except as provided elsewhere in this Agreement, all of the legal, accounting, and other miscellaneous expenses incurred in connection with this Agreement and the party who incurred the expense shall pay the performance of the various provisions of this Agreement.

i. All covenants, agreements, representations, and warranties made herein in writing in connection with this transaction shall survive after the closing date.

j. Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

k. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original all of which constitute one and the same agreement.

1. In any action for breach of this agreement or for any other cause of which neither party shall be liable to the other party for any indirect or consequential damages; provided, however, that this provision shall not be deemed to limit in any way LICENSEE's duty to indemnify LICENSOR for claims brought by third parties as set forth in Section 6 of this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first mentioned above.

Signatures Follow on the Next Page

BOYD RESEARCH, INC., LICENSOR

By   /s/ James Boyd

JAMES BOYD, D.D.S., CEO

THERAPEUTIC SOLUTIONS INTERNATIONAL INC., LICENSEE

By   /s/ Tim G. Dixon

TIM G. DIXON, PRESIDENT

[Exhibit A to the Exclusive License Agreement was reproduced as (Exhibit A to) Exhibit 10.4 to Therapeutic Solutions International, Inc.’s Current Report on Form 8-K filed April 7, 2011, and is incorporated herein by reference thereto.]